SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

American General Series Portfolio Company 3

(Name of Registrant as Specified in Its Charter)

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August 18, 2000

Dear Shareholder:

I am writing to inform you of the upcoming special meeting for shareholders of the American General Series Portfolio Company 3 American General Mid Cap Growth Fund.

The purpose of the meeting is to request that you approve a new investment advisory agreement between the American General Mid Cap Growth Fund and its advisor, The Variable Annuity Life Insurance Company, as well as changes to the Fund's diversification and borrowing policies. Please take a few minutes to read the enclosed material and vote on these important issues. The Board of Trustees, including myself, believe these proposals are in your best interest and that of your Fund.

Regardless of the number of units you own, it is important that you take the time to read the enclosed proxy materials, and vote on the issues as soon as you can. You may vote by mail or in person. All shareholders benefit from the speedy return of proxy votes.

I appreciate the time you will take to review these important matters. If we may be of any assistance or if you have any questions about the proxy issues, please call us at 1-800-44-VALIC.

Sincerely,

/s/ Alice T. Kane

Alice T. Kane

Chairman of the Board and President

American General Series Portfolio Company 3

American General Series Portfolio Company 3

American General Mid Cap Growth Fund

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on September 22, 2000

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of the American General Series Portfolio Company 3 ("AGSPC 3") American General Mid Cap Growth Fund (the "Fund") will be held in Meeting Room 1 of the Woodson Tower Building, 2919 Allen Parkway, Houston Texas at 11:00 a.m. on Friday, September 22, 2000, for the following purposes:

  To approve a new investment advisory agreement between The Variable Annuity Life Insurance Company ("VALIC" or the "Advisor") and the Fund;
  To approve an amendment to the fundamental investment restriction regarding the diversification policy of the Fund;
  To approve an amendment to the fundamental investment restriction regarding the borrowing policy of the Fund; and
  To transact any other business that may properly come before the Special Meeting or any adjournment or adjournments thereof.

By Order of the Board,

/s/ Nori L. Gabert

Nori L. Gabert, Esq.

Secretary

American General Series Portfolio Company 3

American General Mid Cap Growth Fund

2929 Allen Parkway

Houston, Texas 77019

PROXY STATEMENT

August 18, 2000

We are sending this proxy statement to ask you to approve a new investment advisory agreement between VALIC and the Fund that reflects an increase in the advisory fee. We are also asking you to approve amendments to two fundamental investment restrictions concerning the Fund's diversification and borrowing policies. You may vote by mail or in person. Your vote is important. Please call 1-800-44-VALIC if you have questions about this proxy.

This statement is furnished in connection with the solicitation of proxies by the Board of Trustees of American General Series Portfolio Company 3 (the "Board") to be used at the Special Meeting of Shareholders. The Special Meeting will be held in Meeting Room 1 of the Woodson Tower Building, 2919 Allen Parkway, Houston, Texas at 11:00 a.m. on Friday, September 22, 2000, or at such other date or time made necessary by adjournment for the purpose set forth in the Notice of Meeting.

The approximate date on which this proxy statement and form of proxy are first being mailed to shareholders is August 31, 2000.

The Fund is a portfolio of American General Series Portfolio Company 3 ("AGSPC 3"), an open-end management investment company organized as a business trust in Delaware on May 6, 1998. AGSPC 3 is authorized to issue shares of beneficial interest. Issued shares are fully paid and non-assessable and have no preemptive or conversion rights. Shareholder voting rights are not cumulative.

PROPOSALS

Proposal 1

To approve a new investment advisory agreement between VALIC and the Fund.

Discussion

The Current Advisory Agreement

VALIC is an investment advisor registered with the Securities and Exchange Commission ("SEC"). It is engaged in the business of rendering administrative, management and investment advisory services to investment companies. The Fund has contracted with VALIC to furnish these services to the Fund. Thus, VALIC provides ongoing management supervision, policy direction, and administrative and legal services to the Fund. Administrative and legal services include managing the day-to-day operations of the Fund, including the calculation of the daily net asset value, reconciliation of fund assets, and other fund accounting services, as well as the preparation of registration statements, prospectuses, reports to shareholders, proxy solicitation materials, and fund compliance services and recordkeeping. VALIC is a member of the American General Corporation group of companies.

As compensation for VALIC's services under the Current Advisory Agreement, the Fund pays VALIC an annual advisory fee, based on the Fund's average daily net assets, of:

0.65% of the first $25 million;

0.55% on the next $25 million; and

0.45% on the assets over $50 million.

For the fiscal year ended August 31, 1999, VALIC received an advisory fee of $43,155 from the Fund, or 0.65% of the average daily net assets. VALIC pays out the majority of its advisory fee to the sub-advisor, as discussed below, and retains 0.25% for the services provided.

Pursuant to the Current Advisory Agreement, VALIC has the authority to manage the Fund in accordance with its investment objective, strategies, policies, and restrictions, subject to the control of the Board. VALIC has chosen to delegate its portfolio manager authority to a sub-advisor, Brown Capital Management, Inc. ("Brown Capital"). Brown Capital makes the daily investment decisions for the Fund, places purchase and sales orders for portfolio transactions, and provides portfolio management services, such as trade recordkeeping. VALIC pays Brown Capital an annual fee of 0.40% (of the first $25 million of Fund assets), payable monthly, based on average daily net assets. The Sub-Advisory Agreement is discussed in the enclosed Information Statement.

The Current Advisory Agreement provides that absent willful misfeasance, bad faith, negligence, or reckless disregard, the Advisor shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of performing its duties. The Current Advisory Agreement provides for automatic termination unless at least annually, its continuance is approved by (i) the Board or the affirmative vote of the holders of a majority of the outstanding shares of the Fund, and (ii) the affirmative vote of a majority of those Trustees who are not parties to the Advisory Agreement or interested persons of any such party ("Independent Trustees"), as defined by the Investment Company Act of 1940 (the "1940 Act"). The Current Advisory Agreement terminates automatically upon its assignment and is terminable at any time, without penalty, by the Board, VALIC, or the holders of a majority of the outstanding shares of the Fund upon not less than 60 days' written notice. The Current Advisory Agreement may also be terminated without penalty upon 30 to 60 days' written notice by VALIC.

The Current Advisory Agreement was executed on August 26, 1998, pursuant to the approval of the initial shareholder. The Board, including a majority of the Independent Trustees, has annually approved the continuance of the Current Advisory Agreement as part of its contract review.

The address of the directors and officers of VALIC is 2929 Allen Parkway, Houston, Texas 77019. The directors and executive officers are listed below:

  Bruce R. Abrams, Director and Executive Vice President

  Kent E. Barrett, Director, Executive Vice President, and Chief Financial Officer; Executive Vice President of the Fund

  Rebecca G. Campbell, Director and Senior Vice President

  Robert P. Condon, Director and Executive Vice President

  Robert M. Devlin, Director; Director, Chairman and Chief Executive Officer of American General Corporation

  John A. Graf, Chairman, President, and Chief Executive Officer

  Carl J. Santillo, Director and Executive Vice President

The New Advisory Agreement

The terms and conditions of the New Advisory Agreement are identical to the terms and conditions of the Current Advisory Agreement, except as to the fees. If approved by shareholders, the New Advisory Agreement will continue for an indefinite period of time unless terminated by either party, and provided that its continuance is approved at least annually in the same manner as prescribed in the Current Advisory Agreement.

As described above, VALIC has chosen to delegate its portfolio manager responsibilities to a sub-advisor, Brown Capital. For performance reasons, as explained in the accompanying Information Statement, VALIC has decided to replace Brown Capital with another sub-advisor, INVESCO Funds Group, Inc. ("INVESCO"). Therefore, effective on or about October 1, 2000, INVESCO will make the daily investment decisions for the Fund, place purchase and sales orders for portfolio transactions, and provide portfolio management services. VALIC will pay a monthly fee to INVESCO for these services.

VALIC is proposing to increase the investment advisory fee so that the new advisory fee schedule would be as follows (based on average daily net assets):

0.80% of the first $50 million;

0.75% on the next $50 million

0.70% of the first $150 million;

0.65% on the next $250 million; and

0.60% on the assets over $500 million.

Since VALIC will provide the same services under the New Advisory Agreement as described above for the Current Advisory Agreement, including ongoing management supervision, policy direction, and administrative and legal services, it will continue to retain 0.25% of the advisory fee. The remainder of the fee is expected to be paid to INVESCO for sub-advisory responsibilities. The overall advisory fee will be higher because the sub-advisory fees to be paid to INVESCO will be higher than those paid to Brown Capital. As explained in the accompanying Information Statement, VALIC believes those higher fees are justified by the more comprehensive advisory services provided by INVESCO and are consistent with current independent advisor fee rates.

Annual Fund Expenses

Had the new advisory fee schedule been in effect for the fiscal year ended August 31, 1999, VALIC would have received an advisory fee of $53,114 from the Fund, or 0.80% of the average daily net assets. That would represent a 0.15% increase over the fees paid to VALIC under the Current Advisory Agreement for that period. VALIC would, however, have paid out the majority of that advisory fee to INVESCO, retaining 0.25%.

Set forth below is a comparison of what the fees were for the Fund for the fiscal year ended August 31, 1999, and what they would have been had the new advisory fee schedule been in effect for that period. The tables do not reflect separate account expenses or any sales loads.

Total Annual Fund Operating Expenses are paid out of Fund assets and include fees for portfolio management, maintenance of shareholder accounts, shareholder servicing, accounting and other services. You do not pay these fees directly, but these costs are borne indirectly by all shareholders as participants in annuity contracts.

	Current	Proposed
Management Fees	0.65%	0.80%
Other Expenses	0.99%	0.99%
Total Annual Fund Operating Expenses Without Reimbursement	1.64%	1.79%
Total Expense Reimbursement	(0.87)%	(0.87)%
Total Annual Fund Operating Expenses With Reimbursement	0.77%	0.92%

All expenses are stated both with and without expense reimbursements by VALIC. VALIC has agreed to continue these voluntary expense reimbursements until at least the next annual renewal of the advisory agreements.

Example

This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The example assumes that you invest $10,000 in the Fund for the time periods indicated then redeem all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the Fund's operating expenses remain the same. Although you probably would not make such redemptions since this is part of a variable annuity product, based on these stated assumptions, your costs would be:

	1 Year	3 Years	5 Years	10 Years
Current	$79	$246	$429	$958
Proposed	$94	$294	$510	$1136

Administrative and Accounting Services Fees

In addition to advisory fees as noted above, VALIC receives administrative fees for providing recordkeeping and shareholder services to retirement and employee benefit plans. Under the terms of this Administrative Service Agreement, the Fund pays VALIC an annual fee of 0.25% of the average daily net assets. VALIC also provides accounting services to the Fund in return for an annual fee of 0.03%, based on average daily net assets. For the fiscal year ended August 31, 1999, the Fund paid VALIC $16,598 for administrative services, and $1,992 for accounting services. These fees are shown as part of the "Other Expenses" line above. The Administrative Services and Accounting Services Agreements are not affected by the proposed New Advisory Agreement.

Recommendation

Based on evaluation of the materials presented, the Board has determined that the changes reflected in the proposed New Advisory Agreement are in the best interests of the shareholders of the Fund.

The Board based this determination on a number of factors. The Board considered the nature and quality of the services provided by VALIC, information provided regarding the Fund and its fees, investment advisory fees paid by funds similar in size and investment style, and the overall terms of the Current and New Advisory Agreements. However, since VALIC is essentially retaining the same portion of advisory fee for its services under both the New Advisory Agreement and the Current Advisory Agreement, the Board focused on the potential benefits to shareholders of obtaining the services of INVESCO. The Board reviewed information provided by management regarding the differing investment processes of Brown Capital and INVESCO and the compatibility of those approaches with the investment objectives of the Fund. The Board considered the historical performance of the Fund as compared to historical performance achieved by INVESCO with similar funds. The Board also reviewed the qualifications of the portfolio managers who would be managing the Fund day-to-day. Please see the accompanying Information Statement for additional comparative information regarding the respective sub-advisors.

After careful consideration, the Board, including a majority of the Independent Trustees, unanimously approved the New Advisory Agreement on July 18, 2000, subject to approval by Fund shareholders, and authorized submission of the New Advisory Agreement to shareholders for approval. Accordingly, the Board recommends that shareholders vote FOR the proposed New Advisory Agreement.

Proposal 2

To approve an amendment to the fundamental investment restriction regarding the diversification policy of the Fund.

Discussion

The Fund's fundamental diversification policy limits the amount of assets that the Fund may invest in certain securities. Section 5.b.1. of the 1940 Act requires that the Fund state its policy on diversification. The section also states that this policy may only be changed by a vote of the Fund shareholders.

Current federal law applies the diversification rules to 75% of a fund's total assets, whereas the policy shown below applies to 100% of the Fund's assets. The federal law has not changed, but when the fund was first registered, the policy was written in a manner that was more restrictive than the federal law. This is the Fund's current policy on diversification:

Current Investment Restriction

The Fund may not invest more than 5% of the value of its total assets in the securities of any one issuer or purchase more than 10% of the outstanding voting securities or of any class of securities of any one issuer (except that securities of the U.S. Government, its agencies and instrumentalities are not subject to these limitations); except that the Fund may purchase securities of other investment companies without regard to such limitation to the extent permitted by (i) the 1940 Act, as amended from time to time, (ii) the rules and regulations promulgated by the SEC under the 1940 Act, as amended from time to time, or (iii) an exemption or other relief from the provisions of the 1940 Act.

Management has proposed that the investment restriction be changed to conform to federal law by adding the 75% limitation (changes underlined):

Proposed Investment Restriction

With respect to 75% of the Fund's total assets, or as allowed by federal law, the Fund may not invest more than 5% of the value of its total assets in the securities of any one issuer or purchase more than 10% of the outstanding voting securities or of any class of securities of any one issuer (except that securities of the U.S. Government, its agencies and instrumentalities are not subject to these limitations); except that the Fund may purchase securities of other investment companies without regard to such limitation to the extent permitted by (i) the 1940 Act, as amended from time to time, (ii) the rules and regulations promulgated by the SEC under the 1940 Act, as amended from time to time, or (iii) an exemption or other relief from the provisions of the 1940 Act.

Recommendation

All diversified mutual funds must comply with the diversification rule as shown in the revised investment restriction. If this change is approved, the Fund does not intend to change its investment style but plans to continue to operate under federal law, as may be periodically amended or interpreted by the SEC. The Board has voted for the revised diversification policy and recommends that you vote FOR the revised fundamental investment restriction as well.

Proposal 3

To approve an amendment to the fundamental investment restriction regarding the borrowing policy of the Fund.

Discussion

The Fund proposes to amend its fundamental policy on borrowing, which is shown below.

Current Investment Restriction

The Fund may not borrow money, enter into reverse repurchase agreements, or employ similar investment techniques, and pledge assets in connection therewith, except to the extent permitted by applicable law, and provided that the Fund will not purchase additional securities if borrowings exceed 5% of total assets.

The 5% cap on borrowing was based on earlier comments from the SEC, based on guidelines that have now been rescinded. Current law limits borrowing to 1/3 of total assets (also called 300% asset coverage). We believe that the restriction should conform to the law; therefore, the proposed investment restriction reflects this conformity.

Proposed Investment Restriction

The Fund may borrow money, pledge assets, and enter into reverse repurchase agreements, or employ similar investment techniques, as permitted by applicable law, provided the borrowing does not exceed 33 1/3% of the Fund's total assets.

Because this is a fundamental policy, it can be changed only by a vote of Fund shareholders.

Recommendation

Eliminating the 5% limitation allows the Fund more flexibility if it needs to engage in borrowing. The Fund intends to borrow only for temporary or emergency purposes, and does not plan on changing its investment strategies if this revised policy on borrowing is approved. The Board has voted for the revised borrowing policy and recommends that you vote FOR the revised fundamental investment restriction on borrowing as well.

OTHER BUSINESS

The Board does not intend to present any other business at the meeting. If, however, any other matters are properly brought before the meeting, Nori L. Gabert, Esq., Peter V. Tuters, and Gregory R. Seward will vote on the matters in accordance with their judgment.

ANNUAL REPORTS

The audited Annual Report to Shareholders of AGSPC 3 is incorporated by reference into this proxy statement. Copies of the most recent Annual Report may be obtained without charge if you:

  write to:

AGSPC 3

2929 Allen Parkway

Houston, TX 77019
  call (800) 813-5065 or (800) 633-8960

SHAREHOLDER PROPOSALS

AGSPC 3 is not required to hold annual shareholder meetings. Shareholders who would like to submit proposals for consideration at future shareholder meetings should send written proposals to Nori L. Gabert, Vice President and Secretary of AGSPC 3, American General, 2929 Allen Parkway, Houston, Texas 77019.

VOTING INFORMATION

Proxies are solicited by mail. The Fund will bear the costs for this proxy. By voting as soon as possible, you can save the Fund the expense of follow-up mailings and calls.

A proxy may be revoked at any time before the meeting or during the meeting by oral or written notice to Nori L. Gabert, Esq., 2929 Allen Parkway, Houston, Texas 77019. Unless revoked, all valid proxies will be voted in accordance with the specification thereon or, in the absence of specification, for approval of the proposal. AGSPC 3 is part of a variable annuity product offered by VALIC. VALIC will vote in proportion to the votes received for and against the issues.

Each proposal must be approved by a majority of the outstanding shares, which is defined as the lesser of: (1) the vote of 67% or more of the shares of the Fund at the Special Meeting if the holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy, or (2) the vote of more than 50% of the outstanding shares of the Fund.

Shareholders of the Fund of record at the close of business on Monday, July 31, 2000 ("Record Date") are entitled to notice of and to vote at the Special Meeting or any adjournment thereof. Shareholders are entitled to one vote for each share held on that date. As of July 31, 2000, as shown on the books of the Fund, there were issued and outstanding 102,002.8314 shares.

As of the Record Date, the officers and Trustees of AGSPC 3 as a group beneficially owned less than 1% of the outstanding shares of the Fund. As of the Record Date, VALIC Separate Account A owned 100% of the outstanding shares of the Fund.

ADJOURNMENT

In the event that sufficient votes in favor of the proposal set forth in the Notice of Meeting and Proxy Statement are not received by the time scheduled for the meeting, Nori L. Gabert, Esq., Peter V. Tuters, and Gregory R. Seward may move one or more adjournments of the meeting to permit further solicitation of proxies with respect to any such proposal. Any such adjournment will require the affirmative vote of a majority of the shares present at the meeting. Ms. Gabert and Messrs. Tuters and Seward will vote in favor of such adjournment those shares that they are entitled to vote which have voted in favor of such proposal. They will vote against any such adjournment on behalf of those proxies that have voted against any such proposal.

Investment Advisor	Principal Underwriter
The Variable Life Insurance Company	American General Distributors, Inc.
2929 Allen Parkway	2929 Allen Parkway
Houston, Texas 77019	Houston, Texas 77019

Proxy Card

The undersigned, revoking previous proxies, hereby appoint(s) Nori L. Gabert, Esq., Peter V. Tuters, and Gregory R. Seward, attorneys, with full power of substitution, to vote all shares that the undersigned is entitled to vote at the Special Meeting of Shareholders to be held in the Meeting Room 1 of the Woodson Tower Building, 2919 Allen Parkway, Houston Texas, on Friday, September 22, 2000 at 11:00 a.m. and at any adjournment thereof. All powers may be exercised by a majority of the proxy holders or substitutes voting or acting or, if only one votes and acts, then by that one. This Proxy shall be voted on the proposal described in the Proxy Statement. Receipt of the Notice of the Meeting and the accompanying Proxy Statement is hereby acknowledged.

You may cast your vote using one of the following methods:

  By mail: postage-paid envelope enclosed; or
  In person: Friday, September 22, 2000

NOTE: If you plan to vote by mail, please sign the proxy card exactly as your name appears on the card. When signing in a fiduciary capacity, such as executor, administrator, Director, guardian, etc., please sign your name and indicate your title. Corporate and partnership proxies should be signed by an authorized person, indicating the person's title.

Date: ________________________, 2000

__________________________________

__________________________________

Signature(s) (and Title(s), if applicable)

IF NO SPECIFICATION IS MADE, THE PROXY SHALL BE VOTED FOR THE PROPOSAL. As to any other matter, the attorneys shall vote in accordance with their best judgment.

THE BOARD OF TRUSTEES RECOMMENDS A VOTE FOR THE FOLLOWING:

1. To approve a new investment advisory agreement between VALIC and the Fund.

For [ ] Against [ ] Abstain [ ]

2. To approve the diversification policy of the Fund.

For [ ] Against [ ] Abstain [ ]

3. To approve the borrowing policy of the Fund.

For [ ] Against [ ] Abstain [ ]